As filed with the Securities and Exchange Commission on June 29, 2004

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933, as Amended
______________

INSITE VISION INCORPORATED
(Exact Name of Registrant As Specified In Its Charter)
______________

Delaware	94-3015807
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

______________

965 Atlantic Avenue
Alameda, California 94501
(510) 865-8800
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
______________

S. Kumar Chandrasekaran, Ph.D.
Chairman of the Board, President and Chief Executive Officer
InSite Vision Incorporated
965 Atlantic Avenue
Alameda, California 94501
(510) 865-8800
 (Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
______________

Copies to:
 Timothy R. Curry, Esq.
O’Melveny & Myers LLP
 2765 Sand Hill Road
Menlo Park, California 94025
(650) 473-2600
 ______________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended, registration statement number of the earlier effective registration statement for the same offering. [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended, registration statement number of the earlier effective registration statement for the same offering. [   ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

______________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, $0.01 par value (1)	51,234,294(2)	$0.59	$30,228,233.46	$3,829.92

(1)     Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 as amended, and based upon the average of the high and low prices of the registrant’s common stock as reported on the The American Stock Exchange on June 23, 2004.

(2)     Includes 17,772,546 shares of common stock that may be acquired by selling stockholders upon exercise of warrants. In addition to the shares set forth in the table, the amount to be registered includes an unidentified number of shares that may become issuable as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416(a) under the Securities Act of 1933.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
(SUBJECT TO COMPLETION, DATED JUNE 29, 2004)

51,234,294 Shares

INSITE VISION INCORPORATED

Common Stock, par value $0.01 per share

______________

     This prospectus relates solely to the resale of (i) up to an aggregate of 33,000,000 shares of InSite Vision Incorporated common stock or interests therein that we sold to certain of the selling stockholders listed beginning on page 18 of this prospectus in a private placement, the final closing of which occurred on June 14, 2004, (ii) up to an aggregate of 17,250,000 shares of InSite Vision common stock or interests therein issued or issuable upon exercise of warrants that we issued to certain of the selling stockholders listed beginning on page 18 of this prospectus in the June 14, 2004 private placement and (iii) up to an aggregate of 984,294 shares of InSite Vision Incorporated common stock that were sold to, or are issuable upon exercise of a warrants to purchase common stock issued, to certain other of the selling stockholders as described in this prospectus.

     The selling stockholders identified in this prospectus (which term as used herein includes their pledges, donees, transferees or other successors-in-interest) may offer the shares or interests therein from time to time through public or private transactions at prevailing market prices or at privately negotiated prices.

     We will not receive any of the proceeds from the sale of the shares of our common stock being sold by the selling stockholders. Upon the exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants, which is initially $0.75 per share for the warrants to purchase an aggregate of 16,500,000 shares of our common stock issued to the investors in the private placement, $0.55 per share for the warrants to purchase an aggregate of 750,000 shares of our common stock issued to the placement agent for the private placement and a weighted average of $0.51 per share for the other warrants to purchase an aggregate of 525,486 shares of our common stock covered by this prospectus. Warrants exercisable for 1,275,486 shares of common stock have a cashless exercise provision that allows the holder to receive shares of common stock equal to the value of the warrant without paying the exercise price in cash. We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of these shares of our common stock.

     Our common stock is quoted on The American Stock Exchange under the symbol “ISV.” On June 28, 2004, the closing sale price for our common stock was $0.70 per share.

     The mailing address and telephone number of our principal executive offices is 965 Atlantic Avenue, Alameda, California 94501; (510) 865-8800.

______________

     The shares of our common stock offered under this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus to read about important factors you should consider before investing in our common stock.

______________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

______________

The date of this prospectus is June 29, 2004.

     You should rely only on the information included in or incorporated by reference into this prospectus or information we have referred to in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus is accurate on the date of this prospectus and may become obsolete later. Neither the delivery of this prospectus, nor any sale made under this prospectus will, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus. References to “InSite Vision,” “we”, “us” or “our” refer to InSite Vision Incorporated.

PROSPECTUS SUMMARY

      To understand this offering fully and for a more complete description of the legal terms of this offering as well as our company and the common stock being sold in this offering, you should read carefully the entire prospectus and the other documents to which we may refer you, including “Risk Factors,” beginning on page 5, and our consolidated financial statements and notes to those statements incorporated by reference in this prospectus.

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. We undertake no obligation to update this prospectus for any events occurring after the date of this prospectus.

InSite Vision Incorporated

     We are an ophthalmic product development company focused on developing genetically-based technology, for the diagnosis, prognosis and management of glaucoma, as well as ophthalmic pharmaceutical products based on our proprietary DuraSite® eyedrop-based drug delivery technology. In addition, we have a retinal program that includes both a therapeutic agent and a retinal drug delivery technology.

     We are focusing our commercial efforts and research and development on the following:

  ISV-401, which we refer to as AzaSite ™, a DuraSite formulation of azithromycin, an antibiotic not currently used in ophthalmology;
  targeted market introduction of our OcuGene® glaucoma genetic test based on our ISV-900 technology;
  expanding our ISV-900 technology for the diagnosis, prognosis and management of glaucoma;
  ISV-205, a DuraSite formulation for the treatment of glaucoma;
  ISV-014, a retinal drug delivery device; and
  treatments for diabetic retinopathy and macular degeneration.

Certain Recent Developments

Final Closing of Financing Subsequent to our Quarter Ended March 31, 2004

     On June 15, 2004, after receiving stockholder approval, we completed the final closing of a private placement of shares of our common stock and warrants to purchase shares of our common stock pursuant to subscription agreements entered into between us and certain accredited investors on March 26, 2004. Pursuant to the terms of the these subscription agreements, these investors agreed to purchase from us an aggregate of 1,650 units, of which 1,456 units, consisting of an aggregate of 29,120,000 shares of our common stock at a price of $0.50 per share and warrants to purchase 14,560,000 shares of our common stock at a price of $0.75 per share, were sold at the final closing. The remaining 194 units, consisting of 3,880,000 shares of our common stock at a price of $0.50 per share and warrants to purchase 1,940,000 shares of our common stock at a price of $0.75 per share, were sold to the investors in the private placement at an initial closing held on March 26, 2004. In connection with the final closing of the private placement, the placement agent for the transaction received a non-redeemable five-year warrant exercisable for 750,000 shares of our common stock at a price of $0.55 per share.

     We issued these shares of our common stock and warrants to purchase shares of our common stock in reliance on an exemption from registration pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended. We also entered into a registration rights agreement with the investors in the private placement pursuant to which we are obligated to file a registration statement on Form S-3 for the resale of the shares sold in the transaction and the shares issuable upon exercise of the warrants. These shares are included in the registration statement on Form S-3 to which this prospectus relates. Please see “Selling Stockholders,” beginning on page 18, for more information.

     The mailing address and telephone number of our principal executive offices is 965 Atlantic Avenue, Alameda, California 94501; (510) 865-8800. Our website is located at www.insitevision.com. The information found on our website and on websites linked to it are not incorporated into or a part of this prospectus.

The Offering

Common stock offered by selling stockholders (1)	51,234,294 shares

Common stock to be outstanding after the offering(2)(3)	84,026,555 shares

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders. Upon the exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants, which is initially $0.75 per share for the warrants issued to the investors in the private placement, $0.55 per share for the warrants issued to the placement agent for the private placement and a weighted average of $0.51 per share for the other warrants covered by this prospectus. We have agreed to bear all of the expenses incurred in connection with the registration of these shares. See “Use of Proceeds” on page 17.

American Stock Exchange Symbol	ISV

(1)  Consists of 33,461,748 shares of common stock and 17,772,546 shares of common stock issuable upon the exercise of warrants with an exercise price of $0.75 per share for the warrants issued to the investors in the private placement, $0.55 per share for the warrants issued to the placement agent for the private placement and a weighted average of $0.51 per share for the other warrants covered by this prospectus.

(2)  Based on the number of shares actually outstanding on June 14, 2004 and includes all the shares being offered pursuant to this prospectus, including the 17,772,546 shares of common stock issuable upon the exercise of warrants.

(3)  Excludes, as of June 28, 2004, (A) 3,741,452 shares of common stock issuable on the exercise of outstanding options at a weighted average exercise price of $1.60 per share, (B) 38,000 shares of common stock issuable on the exercise of outstanding warrants, excluding warrants for which the underlying shares of common stock are covered by this prospectus, at a weighted average exercise price of $2.20 per share, (C) 809,419 shares of common stock available for future issuance under our 1994 Stock Option Plan, and (D) 350,007 shares of common stock available for future issuance under our 1994 Employee Stock Purchase Plan.

RISK FACTORS

     You should consider carefully the following risk factors and all other information contained in our business description. Investing in our securities involves a high degree of risk. Any of the following risks could materially adversely affect our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Relating to Our Business, Industry and Common Stock

The Proceeds From the March 2004 Private Placement Will Only Fund Our Business Until the Third Quarter of 2005; We Will Need to Seek Additional Funding or Partnering Arrangements that Could Be Further Dilutive to Our Stockholders and Could Negatively Affect Us and Our Stock Price

Our independent auditors included an explanatory paragraph in their audit report related to our financial statements for the fiscal year ended December 31, 2003 referring to our recurring operating losses and a substantial doubt about our ability to continue as a going concern. On June 14, 2004, we completed the final closing of a private placement pursuant to which we sold to certain accredited investors in both the initial and final closings of the private placement an aggregate of 33,000,000 shares of our common stock and warrants to purchase 16,500,000 shares of our common stock raising gross proceeds of approximately $16.5 million. The gross proceeds from the financing were reduced by placement fees and legal and accounting fees of approximately $1,248,830.

We only expect the proceeds to us from the March 2004 private placement to enable us to continue our operations as currently planned until approximately the third quarter of 2005. At that point, or earlier if circumstances change from our current expectations, we will require additional funding. The terms of any securities issued to future investors may be superior to the rights of our then current stockholders, and could result in substantial dilution and could adversely affect the market price for our common stock. If we raise funds through the issuance of debt securities, such debt will likely be secured by a security interest or pledge of all of our assets, will require us to make principal and interest payments, would likely include the issuance of warrants, and may subject us to restrictive covenants. If we do not obtain such additional financing when required, we would likely have to cease operations and liquidate our assets. In addition, the existence of the explanatory paragraph in the audit report may in and of itself cause our stock price to decline as certain investors may be restricted or precluded from investing in companies that have received this notice in an audit report. Further, the factors leading to the explanatory paragraph in the audit report may harm our ability to obtain additional funding and could make the terms of any such funding, if available, less favorable than might otherwise be the case.

In addition, we expect to enter into partnering and collaborative arrangements in the future as part of our business plan, regardless of whether we require additional funding to continue our operations. Such arrangements could include the licensing or sale of certain assets or the issuance of securities, which may adversely affect the market price of our Common Stock. It is difficult to know our future capital requirements precisely and such requirements depend upon many factors, including:

  the progress of preclinical and clinical testing;
  the progress of our research and development programs;
  our ability to establish additional corporate partnerships to develop, manufacture and market our potential products;
  the cost of maintaining or expanding a marketing organization for OcuGene and the related promotional activities;
  changes in, or termination of, our existing collaboration or licensing arrangements;
  whether we manufacture and market any of our other products ourselves;
  the time and cost involved in obtaining regulatory approvals;
  the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;
  competing technological and market developments; and
  the purchase of additional capital equipment.

If We Do Not Receive Additional Funding When Needed to Continue Our Operations We Will Likely Cease Operations and Liquidate Our Assets, Which are Secured by Notes Payable to Our Chief Executive Officer

In the event that we are unable to secure additional funding when required to continue our operations, we will likely be forced to wind down our operations, either through liquidation, voluntary or involuntary bankruptcy or a sale of our assets. As of June 28, 2004, our chief executive officer has outstanding loans to us in an aggregate principal amount of $503,000, $400,000 of which is secured by a lien on substantially all of our assets including our intellectual property. The notes issued by us in connection with these loans are due on the earlier to occur of March 31, 2007 or 30 days subsequent to the successful completion of a pivotal Phase III clinical trial with AzaSite. In the event that we wind down operations, whether voluntarily or involuntarily, while these secured loans are outstanding, this security interest enables our chief executive officer to control the disposition of these assets. If we are unable to repay the amounts due under the secured notes when due, our chief executive officer could cause us to enter into involuntary liquidation proceedings in the event we default on our obligations. If we wind down our operations for any reason, it is likely that our stockholders will lose their entire investment in us.

Prior to the Completion of the 2004 Private Placement Our Management Took a Number of Measures to Reduce our Operating Expenses, and These Measures Could Have Negative Consequences

During 2003 our management implemented plans designed to reduce our cash requirements through reductions in operating expenditures. The actions we took during the year ended December 31, 2003 included laying off approximately 42% of our employees, voluntary salary reductions by our senior management team, ceasing work on all non-critical projects, extending payment terms on our trade payables, working with our landlord to restructure our lease obligations, and other cost containment measures. Of the 16 employees laid off, 3 were general and administrative personnel and 13 were across the various research and development departments. We also scaled back our marketing and sales activities related to our OcuGene product. Additionally, we placed development of our ISV-014 retinal device, its ISV-900 genetic research and ISV-205 glaucoma product candidate on hold through the final closing of the 2004 private placement. Although it is not possible to anticipate all potential effects the implementation of these expense control measures will have on us or our development, these activities delayed the initiation of Phase III clinical trials on AzaSite and have and could continue to impact our ability to promote OcuGene. Further, even with the proceeds from the March 2004 private placement, we believe that our current cash on hand, anticipated cash flow from operations and current cash commitments to us are only sufficient to fund our operations until approximately the third quarter of 2005.

Questions Concerning Our Financial Condition May Cause Customers and Current and Potential Partners to Reduce or Not Conduct Business with Us

Notwithstanding the final closing of the March 2004 private placement in June 2004, our recent financial difficulties and concerns regarding our ability to continue operations beyond the beginning of the third quarter of 2005, may cause current and potential customers and partners to decide not to conduct business with us, to reduce or terminate the business they currently conduct with us, or to conduct business with us on terms that are less favorable than those customarily offered by them. In such event, our sales would likely decrease, our product development efforts would suffer and our business will be significantly harmed.

The March 2004 Private Placement Triggered Anti-Dilution Adjustments Under the Terms of Certain Outstanding Securities Convertible into or Exercisable for Shares of Our Common Stock

Immediately prior to the closing of the March 2004 private placement, warrants we issued to Xmark were exercisable for 250,000 shares of our common stock at a price of $0.58 per share. Pursuant to anti-dilution provisions contained in these warrants, the initial and final closings of the March 2004 private placement caused adjustments to the exercise price and number of shares issuable pursuant to these warrants. Due to the antidilution adjustments in these warrants, following the final closing of the March 2004 private placement on June 14, 2004, these warrants became exercisable for 268,519 shares of our common stock at a price of $0.54 per share.

It Is Difficult to Evaluate Our Business Because We Are in an Early Stage of Development and Our Technology Is Untested

We are in an early stage of developing our business. We have only received an insignificant amount of royalties from the sale of one of our products, an over-the-counter dry eye treatment, and in 2002 we began to receive a small amount of revenues from the sale of our OcuGene glaucoma genetic test. Before regulatory authorities grant us marketing approval for additional products, we need to conduct significant additional research and development and preclinical and clinical testing. All of our products are subject to risks that are inherent to products based upon new technologies. These risks include the risks that our products:

  are found to be unsafe or ineffective;
  fail to receive necessary marketing clearance from regulatory authorities;
  even if safe and effective, are too difficult or expensive to manufacture or market;
  are unmarketable due to the proprietary rights of third parties; or
  are not able to compete with superior, equivalent, more cost-effective or more effectively promoted products offered by competitors.

Therefore, our research and development activities may not result in any commercially viable products.

We Have a History of Operating Losses and We Expect to Continue to Have Losses in the Future

We have incurred significant operating losses since our inception in 1986 and have pursued numerous drug development candidates that did not prove to have commercial potential. As of March 31, 2004, our accumulated deficit was approximately $113.4 million. We expect to incur net losses for the foreseeable future or until we are able to achieve significant royalties or other revenues from sales of our products. In addition, we recognize revenue when all services have been performed and collectibility is reasonably assured, accordingly, revenue for the sales of OcuGene may be recognized in a later period than the associated recognition of costs of the services provided, especially during the initial launch of the product. In addition, due to this delay in revenue recognition, our revenues recognized in any given period may not be indicative of our then current viability and market acceptance of our OcuGene product.

Attaining significant revenue or profitability depends upon our ability, alone or with third parties, to develop our potential products successfully, conduct clinical trials, obtain required regulatory approvals and manufacture and market our products successfully. We may not ever achieve or be able to maintain significant revenue or profitability.

We May Not Successfully Manage Our Growth

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

We Are Dependent Upon Key Employees and We May Not Be Able to Retain or Attract Key Employees, and Our Ability to Attract and Retain Key Employees is Likely to be Harmed by Our Current Financial Situation

We are highly dependent on Dr. Chandrasekaran, who is our chief executive officer, president and chief financial officer, and Dr. Lyle Bowman, our vice president, development and operations. The loss of services from either of these key personnel might significantly delay or prevent the achievement of planned development objectives. We carry a $1.0 million life insurance policy on Dr. Chandrasekaran under which we are the sole beneficiary, however in the event of the death of Dr. Chandrasekaran such policy would be unlikely to fully compensate us for the hardship such a loss would cause us. Furthermore, a critical factor to our success will be recruiting and retaining qualified personnel. Competition for skilled individuals in the biotechnology business is highly intense, and we may not be able to continue to attract and retain personnel necessary for the development of our business. Our ability to attract and retain such individuals may be reduced by our recent and current financial situation and our past reductions in force. For example, during 2003 we laid off approximately 42% of our employees and salaries of our senior management were reduced. Although we are not aware of any plans of our management or scientific personnel to leave us, these measures and other cost reduction measures we have undertaken make it more likely that such individuals will seek other employment opportunities and may leave our company permanently. The loss of key personnel or the failure to recruit additional personnel or to develop needed expertise could harm our business.

Our Strategy for Research, Development and Commercialization of Our Products Requires Us to Enter Into Various Arrangements With Corporate and Academic Collaborators, Licensors, Licensees and Others; Furthermore, We Are Dependent on the Diligent Efforts and Subsequent Success of These Outside Parties in Performing Their Responsibilities

Because of our reliance on third parties for the development, marketing and sale of our products, any revenues that we receive will be dependent on the efforts of these third parties, such as our corporate collaborators. These partners may terminate their relationships with us and may not diligently or successfully market our products. In addition, marketing consultants and contract sales organizations, such as those deployed by us currently or in the future for OcuGene, may market products that compete with our products and we must rely on their efforts and ability to market and sell our products effectively. We may not be able to conclude arrangements with other companies to support the commercialization of our products on acceptable terms, or at all. Moreover, our current financial condition may make us a less attractive partner to potential collaborators. In addition, our collaborators may take the position that they are free to compete using our technology without compensating or entering into agreements with us. Furthermore, our collaborators may pursue alternative technologies or develop alternative products either on their own or in collaboration with others, including our competitors, as a means for developing treatments for the diseases or disorders targeted by these collaborative programs.

Our Business Depends Upon Our Proprietary Rights, and We May Not Be Able to Protect, Enforce or Secure Our Intellectual Property Rights Adequately

Our future success will depend in large part on our ability to obtain patents, protect trade secrets, obtain and maintain rights to technology developed by others, and operate without infringing upon the proprietary rights of others. A substantial number of patents in the field of ophthalmology and genetics have been issued to pharmaceutical, biotechnology and biopharmaceutical companies. Moreover, competitors may have filed patent applications, may have been issued patents or may obtain additional patents and proprietary rights relating to products or processes competitive with ours. Our patent applications may not be approved. We may not be able to develop additional proprietary products that are patentable. Even if we receive patent issuances, those issued patents may not be able to provide us with adequate protection for our inventions or may be challenged by others.

Furthermore, the patents of others may impair our ability to commercialize our products. The patent positions of firms in the pharmaceutical and genetic industries generally are highly uncertain, involve complex legal and factual questions, and have recently been the subject of much litigation. Neither the United States Patent and Trademark Office nor the courts has developed, formulated, or presented a consistent policy regarding the breadth of claims allowed or the degree of protection afforded under pharmaceutical and genetic patents. Despite our efforts to protect our proprietary rights, others may independently develop similar products, duplicate any of our products or design around any of our patents. In addition, third parties from which we have licensed or otherwise obtained technology may attempt to terminate or scale back our rights.

A number of pharmaceutical and biotechnology companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to our business. Some of these technologies, applications or patents may conflict with our technologies or patent applications. Such conflicts could limit the scope of the patents, if any, we may be able to obtain or result in the denial of our patent applications or block our rights to exploit our technology. In addition, if the United States Patent and Trademark Office or foreign patent agencies have issued or issue patents that cover our activities to other companies, we may not be able to obtain licenses to these patents at all, or at a reasonable cost, or be able to develop or obtain alternative technology. If we do not obtain such licenses, we could encounter delays in or be precluded altogether from introducing products to the market. For example, we are aware that the European Patent Office has issued a notice of allowance to Pfizer on a patent covering the use of azithromycin once a day in a topical formulation to treat bacterial infections in the eye. We may conclude that we require a license under this patent to develop or sell AzaSite in Europe, which may not be available on reasonable commercial terms if at all.

We may need to litigate in order to defend against or assert claims of infringement, to enforce patents issued to us or to protect trade secrets or know-how owned or licensed by us. Litigation could result in substantial cost to and diversion of effort by us, which may harm our business. We have also agreed to indemnify our licensees against infringement claims by third parties related to our technology, which could result in additional litigation costs and liability for us. In addition, our efforts to protect or defend our proprietary rights may not be successful or, even if successful, may result in substantial cost to us.

We also depend upon unpatented trade secrets to maintain our competitive position. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets. Our trade secrets may also be disclosed, and we may not be able to protect our rights to unpatented trade secrets effectively. To the extent that we or our consultants or research collaborators use intellectual property owned by others, disputes also may arise as to the rights in related or resulting know-how and inventions.

Our Current Financial Situation May Impede Our Ability to Protect or Enforce Adequately Our Legal Rights Under Agreements and to Our Intellectual Property

We only expect the proceeds to us from the March 2004 private placement to enable us to continue our operations as currently planned until approximately the third quarter of 2005. Our current financial situation may impede our ability to enforce our legal rights under various agreements we are currently a party to or may become a party to due to our inability to incur the costs associated with such enforcement. Similarly, our limited financial resources makes it more difficult for us to enforce our intellectual property rights, through the filing or maintenance of patents, taking legal action against those that may infringe on our proprietary rights, defending infringement claims against us, or otherwise. Our inability to protect our legal and intellectual property rights adequately may make us more vulnerable to infringement and could harm our business.

If We Infringe the Rights of Third Parties We Could Be Prevented From Selling Products and Forced to Pay Damages and to Defend Against Litigation

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to:

  obtain licenses, which may not be available on commercially reasonable terms, if at all;
  redesign our products or processes to avoid infringement;
  stop using the subject matter claimed in the patents held by others;
  pay damages; or
  defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our valuable management resources.

Clinical Trials Are Very Expensive, Time-Consuming and Difficult to Design and Implement

We currently anticipate commencing Phase III trials of our AzaSite product candidate in the third quarter of 2004. We anticipate that the AzaSite Phase III trials will be expensive and may be difficult to implement due to the number of patients and testing sites and could be subject to delay or failure at any stage of the trials. Human clinical trials for our other product candidates are also very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time-consuming. We estimate that clinical trials of our other product candidates will take at least several years to complete once initiated. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials, further delaying or preventing the completion of such trials. The commencement and completion of clinical trials may be delayed by several factors, including:

  unforeseen safety issues;
  determination of dosing issues;
  lack of effectiveness during clinical trials;
  slower than expected rates of patient recruitment;
  inability to monitor patients adequately during or after treatment; and
  inability or unwillingness of medical investigators to follow our clinical protocols.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our submissions or the conduct of these trials.

The Results of Our Clinical Trials May Not Support Our Product Candidate Claims

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues. In addition, our clinical trials involve a small patient population. Because of the small sample size, the results of these clinical trials may not be indicative of future results.

Physicians and Patients May Not Accept and Use Our Drugs

Even if the FDA approves our product candidates, physicians and patients may not accept and use them. Acceptance and use of our product will depend upon a number of factors including:

  perceptions by members of the health care community, including physicians, about the safety and effectiveness of our drugs;
  cost-effectiveness of our product relative to competing products;
  availability of reimbursement for our products from government or other healthcare payers; and
  effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect sales of our current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional financing.

Our Products Are Subject to Government Regulations and Approval Which May Delay or Prevent the Marketing of Potential Products and Impose Costly Procedures Upon Our Activities

The FDA and comparable agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon preclinical and clinical testing, manufacturing and marketing of pharmaceutical products. Lengthy and detailed preclinical and clinical testing, validation of manufacturing and quality control processes, and other costly and time-consuming procedures are required. Satisfaction of these requirements typically takes several years and the time needed to satisfy them may vary substantially, based on the type, complexity and novelty of the pharmaceutical product. The effect of government regulation may be to delay or to prevent marketing of potential products for a considerable period of time and to impose costly procedures upon our activities. The FDA or any other regulatory agency may not grant approval on a timely basis, or at all, for any products we develop. Success in preclinical or early stage clinical trials does not assure success in later stage clinical trials. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. If regulatory approval of a product is granted, such approval may impose limitations on the indicated uses for which a product may be marketed. Further, even after we have obtained regulatory approval, later discovery of previously unknown problems with a product may result in restrictions on the product, including withdrawal of the product from the market. Moreover, the FDA has recently reduced previous restrictions on the marketing, sale and prescription of products for indications other than those specifically approved by the FDA. Accordingly, even if we receive FDA approval of a product for certain indicated uses, our competitors, including our collaborators, could market products for such indications even if such products have not been specifically approved for such indications. Additionally, the FDA recently issued an advisory that microarrays used for diagnostic and prognostic testing may need regulatory approval. The need for regulatory approval of multiple gene analysis is uncertain at this time. Delay in obtaining or failure to obtain regulatory approvals would make it difficult or impossible to market our products and would harm our business.

The FDA’s policies may change and additional government regulations may be promulgated which could prevent or delay regulatory approval of our potential products. Moreover, increased attention to the containment of health care costs in the United States could result in new government regulations that could harm our business. Adverse governmental regulation might arise from future legislative or administrative action, either in the United States or abroad. See “—Uncertainties Regarding Healthcare Reform and Third-Party Reimbursement May Impair Our Ability to Raise Capital, Form Collaborations and Sell Our Products.”

We Rely on Third Parties to Develop, Market and Sell Our Products, We May Not Be Able to Continue or Enter into Third Party Arrangements, and these Third Parties’ Efforts May Not Be Successful

Following the termination of our ISV-900 agreement with Pharmacia in December 2000, we began to develop a marketing organization focused on the launch of our OcuGene glaucoma genetic test. We do not plan on establishing a dedicated sales force or a marketing organization for our other product candidates and primarily use external marketing and sales resources even for OcuGene. We also rely on third parties for clinical testing or product development. In addition, in May 2001, Pharmacia terminated the licensing agreement we had entered into with them in January 1999, that granted Pharmacia an exclusive worldwide license for ISV-205 for the treatment of glaucoma. We now must enter into another third party collaboration agreement for the development, marketing and sale of our ISV-205 product or develop, market and sell the product ourselves. There can be no assurance that we will be successful in finding a new corporate partner for our ISV-205 program or that any collaboration will be successful, either of which could significantly harm our business. In addition, we have no experience in marketing and selling products and we cannot assure you that we would be successful in marketing ISV-205 ourselves. If we are to develop and commercialize our product candidates successfully, including ISV-205, we will be required to enter into arrangements with one or more third parties that will:

  provide for Phase II and/or Phase III clinical testing;
  obtain or assist us in other activities associated with obtaining regulatory approvals for our product candidates; and
  market and sell our products, if they are approved.

In December 2003, we completed the sale of our drug candidate ISV-403 for the treatment of ocular infections to Bausch & Lomb Incorporated. Bausch & Lomb has assumed all future ISV-403 development and commercialization expenses and, following a transfer period, will be responsible for all development activities, with our assistance, as appropriate. The Bausch & Lomb Purchase Agreement and License Agreement grants Bausch & Lomb rights to develop and market ISV-403, subject to payment of royalties, in all geographies except Japan (which were retained by SSP, in connection with a separate license agreement between us and SSP), with such rights being shared with SSP in Asia (except Japan) and exclusive elsewhere. This sale resulted in the termination of the August 2002 license agreement we entered into with Bausch & Lomb related to ISV-403. Our ability to generate royalties from this agreement will be dependent upon Bausch & Lomb’s ability to complete the development of ISV-403, obtain regulatory approval for the product and successfully market it. In addition, under the Bausch & Lomb Purchase Agreement, we also have certain potential indemnification obligations to Bausch & Lomb in connection with the Asset Sale which, if triggered, could significantly harm our business and our financial position.

We are marketing and selling our OcuGene glaucoma genetic test mainly using external marketing and sales resources that include:

  marketing consultants;
  a network of key ophthalmic clinicians; and
  other resources with ophthalmic expertise.

We may not be able to enter into arrangements with third parties with ophthalmic or diagnostic industry experience on acceptable terms or at all. If we are not successful in concluding such arrangements on acceptable terms, or at all, we may be required to establish our own sales force and expand our marketing organization significantly, despite the fact that we have no experience in sales, marketing or distribution. Even if we do enter into collaborative relationships, as we have experienced with Pharmacia, these relationships can be terminated forcing us to seek alternatives. We may not be able to build a marketing staff or sales force and our sales and marketing efforts may not be cost-effective or successful.

In addition, we currently contract with a third party to assemble the sample collection kits used in our OcuGene glaucoma genetic test. If our assembler should encounter significant delays or we have difficulty maintaining our existing relationship, or in establishing a new one, our sales of this product could be adversely affected.

We Have No Experience in Performing the Analytical Procedures Related to Genetic Testing and Have Established an Exclusive Commercial Agreement with a Third Party to Perform These Procedures For Our OcuGene Glaucoma Genetic Test; If We Are Unable to Maintain this Arrangement, and Are Unable to Establish New Arrangements with Third Parties, We Will Have to Establish Our Own Regulatory Compliant Analytical Process for Genetic Testing and May Not Have the Financial Resources to Do So

We have no experience in the analytical procedures related to genetic testing. We have entered into an agreement with Quest Diagnostics Incorporated under which Quest exclusively performs OcuGene genetic analytical procedures at a commercial scale in the United States. Accordingly, we are reliant on Quest for all of our OcuGene analytical procedures. If we are unable to maintain this arrangement, we would have to contract with another clinical laboratory or would have to establish our own facilities. We cannot assure you that we will be able to contract with another laboratory to perform these services on a commercially reasonable basis, or at all.

Clinical laboratories must adhere to Good Laboratory Practice regulations that are strictly enforced by the FDA on an ongoing basis through the FDA’s facilities inspection program. Should we be required to perform the analytical procedures for genetic testing ourselves, we:

  will be required to expend significant amounts of capital to install an analytical capability;
  will be subject to the regulatory requirements described above; and
  will require substantially more additional capital than we otherwise may require.

We cannot assure you we will be able successfully to enter into another genetic testing arrangement or perform these analytical procedures ourselves on a cost-efficient basis, or at all.

We Rely on a Sole Source for Some of the Raw Materials in Our Products, and the Raw Materials We Need May Not be Available to Us

SSP is the sole source for the active drug incorporated into the ISV-403 product candidate we sold to Bausch & Lomb for further development and commercialization. SSP has submitted a Drug Master File on the compound with the FDA and is subject to the FDA’s review and oversight. If SSP is unable to obtain and maintain FDA approval for their production of the drug or is otherwise unable to supply Bausch & Lomb with sufficient quantities of the drug, Bausch & Lomb’s ability to continue with the development, and potentially the commercial sale if the product is approved, of ISV-403 would be interrupted or impeded, and our royalties from commercial sales of the ISV-403 product could be delayed or reduced and our business could be harmed.

We currently have a single supplier for azithromycin, the active drug incorporated into our AzaSite product candidate. The supplier has submitted a Drug Master File on the compound with the FDA and is subject to the FDA’s review and oversight. If the FDA were to identify issues in the production of the drug that the supplier was unable to resolve quickly, or other issues were to arise that impact production, our ability to continue with the development, and potentially the commercial sale if the product is approved, of AzaSite could be interrupted and would harm our business. Additional suppliers for this drug exist, but qualification of an alternative source could be time consuming, expensive and could result in a delay that could harm our business and there is no guarantee that these additional suppliers can supply sufficient quantities at a reasonable price, or at all. In addition, we do not currently have a contractual agreement with this supplier of azithromycin and consequently this supplier is not obligated to provide us any particular quantities of the drug.

In addition, certain of the raw materials we use in formulating our DuraSite drug delivery system are available only from Goodrich Corporation. Although we do not have a current supply agreement with the Goodrich Corporation, to date we have not encountered any difficulties obtaining necessary materials from them. Any significant interruption in the supply of these raw materials could delay our clinical trials, product development or product sales and could harm our business.

We Have No Experience in Commercial Manufacturing and Need to Establish Manufacturing Relationships with Third Parties, and If Contract Manufacturing Is Not Available to Us or Does Not Satisfy Regulatory Requirements, We Will Have to Establish Our Own Regulatory Compliant Manufacturing Capability and May Not Have the Financial Resources to Do So

We have no experience manufacturing products for Phase III and commercial purposes. We have a pilot facility licensed by the State of California to manufacture a number of our products for Phase I and Phase II clinical trials but not for late stage clinical trials or commercial purposes. Any delays or difficulties that we may encounter in establishing and maintaining a relationship with qualified manufacturers to produce, package and distribute our finished products may harm our clinical trials, regulatory filings, market introduction and subsequent sales of our products.

We currently contract with a third party to assemble the sample collection kits used in our OcuGene glaucoma genetic test. If our assembler should encounter significant delays or we have difficulty maintaining our existing relationship, or in establishing a new one, our sales of this product could be adversely affected.

Contract manufacturers must adhere to Good Manufacturing Practices regulations that are strictly enforced by the FDA on an ongoing basis through the FDA’s facilities inspection program. Contract manufacturing facilities must pass a pre-approval plant inspection before the FDA will approve a new drug application. Some of the material manufacturing changes that occur after approval are also subject to FDA review and clearance or approval. The FDA or other regulatory agencies may not approve the process or the facilities by which any of our products may be manufactured. Our dependence on third parties to manufacture our products may harm our ability to develop and deliver products on a timely and competitive basis. Should we be required to manufacture products ourselves, we:

  will be required to expend significant amounts of capital to install a manufacturing capability;
  will be subject to the regulatory requirements described above;
  will be subject to similar risks regarding delays or difficulties encountered in manufacturing any such products; and
  will require substantially more additional capital than we otherwise may require.

Therefore, we may not be able to manufacture any products successfully or in a cost-effective manner.

We Compete in Highly Competitive Markets and Our Competitors’ Financial, Technical, Marketing, Manufacturing and Human Resources May Surpass Ours and Limit Our Ability to Develop and/or Market Our Products and Technologies

Our success depends upon developing and maintaining a competitive advantage in the development of products and technologies in our areas of focus. We have many competitors in the United States and abroad, including pharmaceutical, biotechnology and other companies with varying resources and degrees of concentration in the ophthalmic market. Our competitors may have existing products or products under development which may be technically superior to ours or which may be less costly or more acceptable to the market. Competition from these companies is intense and is expected to increase as new products enter the market and new technologies become available. Many of our competitors have substantially greater financial, technical, marketing, manufacturing and human resources than we do, particularly in light of our current financial condition. In addition, they may succeed in developing technologies and products that are more effective, safer, less expensive or otherwise more commercially acceptable than any that we have or will develop. Our competitors may obtain cost advantages, patent protection or other intellectual property rights that would block or limit our ability to develop our potential products. Our competitors may also obtain regulatory approval for commercialization of their products more effectively or rapidly than we will. If we decide to manufacture and market our products by ourselves, we will be competing in areas in which we have limited or no experience such as manufacturing efficiency and marketing capabilities. See “— We Have No Experience in Commercial Manufacturing and Need to Establish Manufacturing Relationships with Third Parties, and If Contract Manufacturing Is Not Available to Us or Does Not Satisfy Regulatory Requirements, We Will Have to Establish Our Own Regulatory Compliant Manufacturing Capability and May Not Have the Financial Resources to Do So.”

If We Cannot Compete Successfully for Market Share Against Other Drug Companies, We May Not Achieve Sufficient Product Revenues and Our Business Will Suffer

The market for our product candidates is characterized by intense competition and rapid technological advances. If our product candidates receive FDA approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.

We will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have compounds competitive with ours already approved or in development including Zymar and Ocuflox by Allergan, Vigamox and Ciloxan by Alcon, Quixin by Santen and Chibroxin by Merck. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in:

  developing drugs;
  undertaking pre-clinical testing and human clinical trials;
  obtaining FDA and other regulatory approvals of drugs;
  formulating and manufacturing drugs;
  launching, marketing and selling drugs; and
  attracting qualified personnel, parties for acquisitions, joint ventures or other collaborations.

Uncertainties Regarding Healthcare Reform and Third-Party Reimbursement May Impair Our Ability to Raise Capital, Form Collaborations and Sell Our Products

The continuing efforts of governmental and third-party payers to contain or reduce the costs of healthcare through various means may harm our business. For example, in some foreign markets the pricing or profitability of health care products is subject to government control. In the United States, there have been, and we expect there will continue to be, a number of federal and state proposals to implement similar government control. The implementation or even the announcement of any of these legislative or regulatory proposals or reforms could harm our business by impeding our ability to achieve profitability, raise capital or form collaborations.

In addition, the availability of reimbursement from third-party payers determines, in large part, the demand for healthcare products in the United States and elsewhere. Examples of such third-party payers are government and private insurance plans. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, and third-party payers are increasingly challenging the prices charged for medical products and services. If we succeed in bringing one or more products to the market, reimbursement from third-party payers may not be available or may not be sufficient to allow us to sell our products on a competitive or profitable basis.

Our Insurance Coverage May Not Adequately Cover Our Potential Product Liability Exposure

We are exposed to potential product liability risks inherent in the development, testing, manufacturing, marketing and sale of human therapeutic products. Product liability insurance for the pharmaceutical industry is extremely expensive. Although we believe our current insurance coverage is adequate to cover likely claims we may encounter given our current stage of development and activities, our present product liability insurance coverage may not be adequate to cover all potential claims we may encounter. In addition, our existing coverage will not be adequate as we further develop, manufacture and market our products, and we may not be able to obtain or afford adequate insurance coverage against potential claims in sufficient amounts or at a reasonable cost.

Our Use of Hazardous Materials May Pose Environmental Risks and Liabilities Which May Cause Us to Incur Significant Costs

Our research, development and manufacturing processes involve the controlled use of small amounts of hazardous solvents used in pharmaceutical development and manufacturing, including acetic acid, acetone, acrylic acid, calcium chloride, chloroform, dimethyl sulfoxide, ethyl alcohol, hydrogen chloride, nitric acid, phosphoric acid and other similar solvents. We retain a licensed outside contractor that specializes in the disposal of hazardous materials used in the biotechnology industry to properly dispose of these materials, but we cannot completely eliminate the risk of accidental contamination or injury from these materials. Our cost for the disposal services rendered by our outside contractor was approximately $6,000, $17,000 and $7,000 for the years ended 2003, 2002 and 2001, respectively. In the event of such an accident involving these materials, we could be held liable for any damages that result, and any such liability could exceed our resources. Moreover, as our business develops we may be required to incur significant costs to comply with federal, state and local environmental laws, regulations and policies, especially to the extent that we manufacture our own products.

If We Engage in Acquisitions, We Will Incur a Variety of Costs, and the Anticipated Benefits of the Acquisition May Never be Realized

We may pursue acquisitions of companies, product lines, technologies or businesses that our management believes are complementary or otherwise beneficial to us. Any of these acquisitions could have negative effects on our business. Future acquisitions may result in substantial dilution to our stockholders, the incurrence of additional debt and amortization expenses related to goodwill, research and development and other intangible assets. Any of these results could harm our financial condition. In addition, acquisitions would involve several risks for us, including:

  assimilating employees, operations, technologies and products from the acquired companies with our existing employees, operations, technologies and products;
  diverting our management’s attention from day-to-day operation of our business;
  entering markets in which we have no or limited direct experience; and
  potentially losing key employees from the acquired companies.

Management and Principal Stockholders May Be Able to Exert Significant Control On Matters Requiring Approval by Our Stockholders and Security Interests in Our Assets Held by Management May Enable Them to Control the Disposition of Such Assets

As of June 14, 2004, immediately following the completion of the final closing of our 2004 private placement, our management and principal stockholders together beneficially owned approximately 19% of our outstanding shares of common stock. As a result, these stockholders, acting together, may be able to effectively control all matters requiring approval by our stockholders, including the election of a majority of our directors and the approval of business combinations.

In July 2003, we issued a $400,000 short-term senior secured note payable to Dr. Chandrasekaran, our chief executive officer, chief financial officer and a member of our board of directors, for cash. This note bears an interest rate of five and one-half percent (5.5%) and is due on the earlier to occur of March 31, 2007 or 30 days subsequent to the successful completion of a pivotal Phase III clinical trial with AzaSite and is secured by a lien on substantially all of our assets including our intellectual property and certain other equipment secured by the lessor of such equipment.

This security interest enables Dr. Chandrasekaran to control the disposition of these assets in the event of our liquidation. If we are unable to repay the amounts due under this note, he could, or cause us to, enter into involuntary liquidation proceedings in the event we default on our obligation.

In addition, investors in our March 2004 private placement, as a group, currently own approximately 58% of our outstanding shares of common stock. If such investors were to exercise the warrants they currently hold, assuming no additional acquisition or distributions, such investors would own approximately 63% of our outstanding shares of common stock. Thus, these stockholders, acting together, may be able to effectively control all matters requiring approval by our stockholders, including the election of a majority of our directors and approval of business combinations.

The Market Prices For Securities of Biopharmaceutical and Biotechnology Companies such as Ours Have Been and Are Likely to Continue to Be Highly Volatile Due to Reasons that Are Related and Unrelated to the Operating Performance and Progress of Our Company

The market prices for securities of biopharmaceutical and biotechnology companies, including ours, have been highly volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. In addition, future announcements and circumstances, such as our current financial condition, the audit report included in this filing that includes an explanatory paragraph referring to our recurring operating losses and a substantial doubt about our ability to continue as a going concern, our ability to obtain new financing, the results of testing and clinical trials, the status of our relationships with third-party collaborators, technological innovations or new therapeutic products, governmental regulation, developments in patent or other proprietary rights, litigation or public concern as to the safety of products developed by us or others and general market conditions, concerning us, our competitors or other biopharmaceutical companies, may have a significant effect on the market price of our common stock.

Further, conversions of convertible securities and the sale of the shares of our Common Stock underlying those convertible securities, such as the warrants issued to Xmark and others, could cause a significant decline in the market price for our common stock. Additionally, the warrants issued to Xmark contain anti-dilution provisions that would decrease the conversion or exercise price of these instruments and, in the case of the Xmark warrants, result in an increase in the number of shares of our common stock issuable under them. We have not paid any cash dividends on our common stock, and we do not anticipate paying any dividends on our common stock in the foreseeable future.

In addition, the terrorist attacks in the U.S. and abroad, the U.S. retaliation for these attacks, the war in Iraq and continued worldwide economic weakness and the related decline in consumer confidence have had, and may continue to have, an adverse impact on the U.S. and world economy. These and similar events, as well as fluctuations in our operating results and market conditions for biopharmaceutical and biotechnology stocks in general, could have a significant effect on the volatility of the market price for our common stock and on the future price of our common stock.

We Have Adopted and Are Subject to Anti-Takeover Provisions That Could Delay or Prevent an Acquisition of Our Company and Could Prevent or Make it More Difficult to Replace or Remove Current Management

Provisions of our certificate of incorporation and bylaws may constrain or discourage a third party from acquiring or attempting to acquire control of us. Such provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. In addition, such provisions could also prevent or make it more difficult for our stockholders to replace or remove current management and could adversely affect the price of our common stock if they are viewed as discouraging takeover attempts, business combinations or management changes that stockholders consider in their best interest. Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock, 15,000 of which have been designated as Series A-1 Preferred Stock. Our board of directors has the authority to determine the price, rights, preferences, privileges and restrictions, including voting rights, of the remaining unissued shares of preferred stock without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, even if the transaction might be desired by our stockholders. Provisions of Delaware law applicable to us could also delay or make more difficult a merger, tender offer or proxy contest involving us, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless conditions set forth in the Delaware General Corporation Law are met. The issuance of preferred stock or Section 203 of the Delaware General Corporation Law could also be deemed to benefit incumbent management to the extent these provisions deter offers by persons who would wish to make changes in management or exercise control over management. Other provisions of our certificate of incorporation and bylaws may also have the effect of delaying, deterring or preventing a takeover attempt or management changes that our stockholders might consider in their best interest. For example, our bylaws limit the ability of stockholders to remove directors and fill vacancies on our board of directors. Our bylaws also impose advance notice requirements for stockholder proposals and nominations of directors and prohibit stockholders from calling special meetings or acting by written consent.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of our common stock or interests therein by the selling stockholders. Of the 51,234,294 shares of common stock covered by this prospectus, 17,772,546 are, prior to their resale pursuant to this prospectus, issuable upon exercise of warrants. We may receive the exercise price upon exercise of the warrants issued to the investors in the private placement, which is initially $0.75 per share, or approximately $12,373,000 in the aggregate, $0.55 per share, or approximately $412,500 in the aggregate, for the warrants issued to the placement agent for the private placement and a weighted average of $0.51 per share, or approximately $270,000 in the aggregate, for the other warrants covered by this prospectus. Warrants exercisable for 1,275,486 shares of common stock have a cashless exercise provision that allows the holder to receive shares of common stock equal to the value of the warrant without paying the exercise price in cash. We have agreed to bear all of the expenses incurred in connection with the registration of these shares. To the extent we receive any cash upon any exercise of the warrants, we expect to use that cash for general corporate purposes.

SELLING STOCKHOLDERS

     The following table sets forth the number of shares beneficially owned by the selling stockholders and certain other information regarding such stockholders, as of June 28, 2004. Other than as footnoted below, the selling stockholders have not had a material relationship with us within the past three years other than as a result of their ownership of our securities. The shares offered by this prospectus may be offered from time to time by the selling stockholders. The following table assumes that the selling stockholders will sell all of the shares being offered for their respective accounts by this prospectus. However, we are unable to determine the exact number of shares that actually will be sold. The information in the table below is current only as of the date of this prospectus.

     In the following table, we have determined the number and percentage of shares beneficially owned in accordance with Rule 13d-3 of the Exchange Act, and this information does not necessarily indicate beneficial ownership for any other purpose. Except as otherwise indicated in the footnotes below, we believe that each of the selling stockholders named in this table has sole voting and investment power over the shares of our common stock indicated. In determining the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we include any shares as to which the person has sole or shared voting power or investment power, as well as any shares subject to warrants or options held by that person that are currently exercisable or exercisable within 60 days after June 28, 2004. Applicable percentages are based on 62,371,069 shares of our common stock outstanding on June 28, 2004.

			Number of
	Number of Shares		Shares of	Number of Shares
	of Common Stock		Common Stock	of Common Stock
	Beneficially Owned		Registered for	Beneficially Owned
	Prior to the Offering (1)		Sale Hereby	After the Offering

	Number	Percent	Number	Number	Percent

A.M. Pappas Emerging Life Sciences Equities Fund II, LP (2)	0	0	180,000	180,000	*

A.M. Pappas Emerging Life Sciences Equities Fund III, LP (3)	0	0	420,000	420,000	*

Adam S. Leeds, Trustee FBO Bertha Leeds Trust U/A/D 01/23/81 (4)	0	0	67,500	67,500	*

Alan Clingman (5)	0	0	75,000	75,000	*

Alan H. Auerbach (6)	0	0	75,000	75,000	*

Albert Fried Jr. (7)	0	0	645,000	645,000	1.03

Alexander Pomper (8)	0	0	600,000	600,000	*

Alfred Abraham (9)	0	0	67,500	67,500	*

Andrew Schonzeit (10)	0	0	150,000	150,000	*

Anthony Millin (11)	0	0	75,000	75,000	*

Archibald Cox (12)	0	0	75,000	75,000	*

Atlas Equity I, Ltd. (13)	0	0	2,062,500	2,062,500	3.28

Beck Family Partners, L.P. (14)	0	0	135,000	135,000	*

Bluegrass Growth Fund L.P. (15)	0	0	990,000	990,000	1.58

Bonnie B. Kazam, M.D., P.A., Profit Sharing Plan (16)	0	0	270,000	270,000	*

Brian S. Wornow (17)	25,000	*	300,000	325,000	*

Brino Investment, Ltd. (18)	0	0	75,000	75,000	*

Bristol Investment Fund, Ltd. (19)	0	0	870,000	870,000	1.39

Bruce H. Lipnick (20)	0	0	75,000	75,000	*

Carmine Sanzo (21)	0	0	75,000	75,000	*

Chicago Private Investments, Inc. (22)	0	0	75,000	75,000	*

			Number of
	Number of Shares		Shares of	Number of Shares
	of Common Stock		Common Stock	of Common Stock
	Beneficially Owned		Registered for	Beneficially Owned
	Prior to the Offering (1)		Sale Hereby	After the Offering

	Number	Percent	Number	Number	Percent

Clark Schubach (23)	0	0	75,000	75,000	*

Clearwater Fund I, L.P. (24)	0	0	675,000	675,000	1.08

Clearwater Offshore Fund, Ltd. (25)	0	0	675,000	675,000	1.08

Concordia Partners L.P. (26)	0	0	900,000	900,000	1.44

David Bershad (27)	0	0	150,000	150,000	*

David Jaroslawicz (28)	0	0	600,000	600,000	*

David M. Tanen (29)	0	0	73,132	73,132	*

David Moss (30)	0	0	75,000	75,000	*

David W. Ruttenberg (31)	0	0	37,500	37,500	*

Dean Glaser (32)	0	0	45,000	45,000	*

Delaware Charter Guaranty & Trust Company for the benefit of Mark Berg IRA (33)	0	0	750,000	750,000	1.20

Dr. Daniel Kessel (34)	0	0	75,000	75,000	*

Dylan Colby (35)	0	0	105,000	105,000	*

Ed Debler (36)	0	0	75,000	75,000	*

Ed Steinberg (37)	0	0	75,000	75,000	*

Eli Jacobson (38)	2,163,700	7.40	1,005,357	3,169,057	5.06

Elke R. de Ramirez (39)	0	0	60,000	60,000	*

Ellen Kier (40)	0	0	255,000	255,000	*

Eugenia VI Venture Holdings (41)	0	0	750,000	750,000	1.20

Far Ventures (42)	0	0	90,000	90,000	*

FCC Ltd. (43)	0	0	75,000	75,000	*

Fiserv Securities Inc. A/C/F Anthony G. Polak Std. IRA (44)	0	0	90,000	90,000	*

Fiserv Securities Inc. A/C/F Ronald M. Lazar IRA (45)	0	0	90,000	90,000	*

Fred Mermelstein (46)	0	0	75,000	75,000	*

Fusion Capital Fund II, LLC (47)	0	0	300,000	300,000	*

Galleon Captain’s Offshore, Ltd. (48)	0	0	1,404,000	1,404,000	2.24

Galleon Captain’s Partners, L.P. (49)	0	0	396,000	396,000	*

Galleon Healthcare Offshore, Ltd. (50)	0	0	1,062,000	1,062,000	1.70

Galleon Healthcare Partners, L.P. (51)	0	0	138,000	138,000	*

Gary Strauss (52)	15,000	*	150,000	165,000	*

GMM Capital (53)	0	0	300,000	300,000	*

Hans F. Heye (54)	0	0	2,250,000	2,250,000	3.57

Harris R.L. Lydon, Jr. (55)	0	0	75,000	75,000	*

Hillel Weinberger (56)	0	0	300,000	300,000	*

Howard Gittis (57)	0	0	300,000	300,000	*

Interdin Bolsa S.V., S.A. (58)	0	0	75,000	75,000	*

			Number of
	Number of Shares		Shares of	Number of Shares
	of Common Stock		Common Stock	of Common Stock
	Beneficially Owned		Registered for	Beneficially Owned
	Prior to the Offering (1)		Sale Hereby	After the Offering

	Number	Percent	Number	Number	Percent

Ipolis Commercial Limited (59)	0	0	150,000	150,000	*

Isaac R. Dweck (60)	0	0	270,000	270,000	*

Ivan Kaufman Grantor Retained Annuity Trust (61)	17,636	*	150,000	167,636	*

J. Jay Lobell (62)	0	0	300,000	300,000	*

Jacob Gottlieb (63)	0	0	862,500	862,500	1.38

James & Margaret Knox (64)	0	0	37,500	37,500	*

Jason Stein (65)	0	0	195,869	195,869	*

Jay Moorin (66)	0	0	1,350,000	1,350,000	2.15

Jedd Wider (67)	0	0	225,000	225,000	*

John Arnone (68)	0	0	30,000	30,000	*

John Cipriano (69)	0	0	30,000	30,000	*

John Liatos (70)	0	0	37,500	37,500	*

Joseph Sorbara (71)	0	0	37,500	37,500	*

Kayvan Hakim (72)	0	0	75,000	75,000	*

Ken Crosby (73)	0	0	30,000	30,000	*

Keys Foundation (74)	0	0	750,000	750,000	1.20

Lawrence & Shirley Kessel (75)	0	0	75,000	75,000	*

Lewis C. Pell (76)	0	0	150,000	150,000	*

Lindsay A. Rosenwald (77)	0	0	656,610	656,610	1.05

Louis Sanzo, Jr. (78)	0	0	75,000	75,000	*

Marc Florin IRA (79)	0	0	105,000	105,000	*

Mark Mazzer (80)	0	0	75,000	75,000	*

Mark Rachesky (81)	0	0	135,000	135,000	*

Michael Mullen (82)	0	0	75,000	75,000	*

Michael Weiser (83)	0	0	179,696	179,696	*

Middlegate Ventures, LLC (84)	0	0	150,000	150,000	*

Morris Dweck (85)	0	0	75,000	75,000	*

Mylo Dweck Beyda (86)	0	0	75,000	75,000	*

Myron M. Teitelbaum, M.D. (87)	0	0	37,500	37,500	*

Nathan Dweck (88)	0	0	75,000	75,000	*

Neil Herskowitz (89)	0	0	75,000	75,000	*

Nicholas Ponzio (90)	0	0	300,000	300,000	*

Nicole Berg (91)	0	0	750,000	750,000	1.20

PCG Tagi (Series O), LLC (92)	0	0	1,500,000	1,500,000	2.39

Perceptive Life Sciences Master Fund, Ltd. (93)	0	0	4,200,000	4,200,000	6.60

Peter & Donna Kash (94)	0	0	298,720	298,720	*

Phil Lifschitz (95)	0	0	75,000	75,000	*

			Number of
	Number of Shares		Shares of	Number of Shares
	of Common Stock		Common Stock	of Common Stock
	Beneficially Owned		Registered for	Beneficially Owned
	Prior to the Offering (1)		Sale Hereby	After the Offering

	Number	Percent	Number	Number	Percent

Premero Investments Ltd. (96)	0	0	75,000	75,000	*

Provident Premier Master Fund Ltd. (97)	8,819	*	75,000	75,000	*

Quogue Capital LLC (98)	0	0	2,100,000	2,100,000	3.34

Ralph Dweck (99)	0	0	75,000	75,000	*

Redwood Partners II, LLC (100)	0	0	150,000	150,000	*

Renato Negrin (101)	0	0	75,000	75,000	*

Reuben Taub (102)	0	0	75,000	75,000	*

Riverside Contracting, LLC (103)	0	0	75,000	75,000	*

RL Capital Partners, L.P. (104)	0	0	300,000	300,000	*

Robert Falk (105)	0	0	75,000	75,000	*

Roger & Margaret Coleman (106)	0	0	75,000	75,000	*

Rosenwald 2000 Family Trust (107)	0	0	1,275,000	1,275,000	2.03

Rosenwald 2000 Irrevocable Indenture of Trust (108)	0	0	900,000	900,000	1.44

Ross D. Ain (109)	0	0	37,500	37,500	*

SAC Healthco Fund, LLC (110)	0	0	2,100,000	2,100,000	3.34

Sam Belzberg (111)	0	0	135,000	135,000	*

Scott & Amy Koppelman (112)	0	0	75,000	75,000	*

Scott Katzmann (113)	0	0	477,215	477,215	*

Shai Stern & Michelle Stern JTWROS (114)	0	0	75,000	75,000	*

Shea Ventures, LLC (115)	0	0	300,000	300,000	*

Simon Family Trust udt 1/21/83 (116)	0	0	37,500	37,500	*

Smithfield Fiduciary LLC (117)	0	0	900,000	900,000	1.44

South Ferry #2, LP (118)	0	0	750,000	750,000	1.20

Spectra Capital Management (119)	0	0	300,000	300,000	*

Speisman Family 2000 Ltd. Partnership (120)	0	0	75,000	75,000	*

SRG Capital, LLC (121)	0	0	150,000	150,000	*

Stephen & Barbara Vermut Trust (122)	0	0	150,000	150,000	*

Stephen Rocamboli (123)	0	0	43,132	43,132	*

Stern Joint Venture (124)	0	0	300,000	300,000	*

Steve Lisi (125)	0	0	75,000	75,000	*

Steven Markowitz (126)	0	0	37,500	37,500	*

Steven Oliveira (127)	0	0	750,000	750,000	1.20

Timothy McInerney (128)	0	0	823,029	823,029	1.31

Tisu Investment, Ltd. (129)	0	0	75,000	75,000	*

Trevor Colby (130)	0	0	195,000	195,000	*

Versant Capital Management LLC (131)	0	0	2,100,000	2,100,000	3.34

Vitel Ventures (132)	0	0	285,000	285,000	*

			Number of
	Number of Shares		Shares of	Number of Shares
	of Common Stock		Common Stock	of Common Stock
	Beneficially Owned		Registered for	Beneficially Owned
	Prior to the Offering (1)		Sale Hereby	After the Offering

	Number	Percent	Number	Number	Percent

Wayne Saker (133)	0	0	17,636	17,636	*

William B. Buchanan, Jr. (134)	0	0	37,500	37,500	*

Eric Fox (135)	370,000	1.26	200,000	570,000	*

Stephen Fox (136)	0	0	10,000	10,000	*

Michael B. Higley (137)	647,000	2.20	155,951	802,951	1.29

J.P. Turner (138)	0	0	206,967	206,967	*

Xmark Fund, Ltd. (139)	0	0	166,992	166,992	*

Xmark Fund, LP (140)	0	0	101,527	101,527	*

Joshua Kazam (141)	0	0	32,985	32,985	*

Michael Rosenman (142)	0	0	16,834	16,834	*

Basil Christakos (143)	0	0	12,418	12,418	*

John Knox (144)	0	0	11,235	11,235	*

William Corcoran (145)	0	0	10,989	10,989	*

John Papadimitropoulos (146)	0	0	9,412	9,412	*

Bernard Gross (147)	0	0	9,110	9,110	*

Karl Ruggeberg (148)	0	0	8,978	8,978	*

Benjamin Bernstein (149)	0	0	3,000	3,000	*

*Less than one percent.

(1)	“Prior to this Offering” means prior to the offering by the selling stockholders of the securities registered under this prospectus for resale.

(2)

Includes 120,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Arthur M. Pappas, as Managing General Partner, exercises voting and dispositive power with respect to these securities.

(3)

Includes 280,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Arthur M. Pappas, as Managing General Partner, exercises voting and dispositive power with respect to these securities.

(4)

Includes 45,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Adam S. Leeds exercises voting and dispositive power with respect to these securities.

(5)

Includes 50,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Alan Clingman exercises voting and dispositive power with respect to these securities.

(6)

Includes 50,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Alan H. Auerbach exercises voting and dispositive power with respect to these securities.

(7)

Includes 430,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Albert Fried Jr. exercises voting and dispositive power with respect to these securities.

(8)

Includes 400,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Alexander Pomper exercises voting and dispositive power with respect to these securities.

(9)

Includes 45,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Alfred Abraham exercises voting and dispositive power with respect to these securities.

(10)

Includes 100,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Andrew Schonzeit exercises voting and dispositive power with respect to these securities.

(11)

Includes 50,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Anthony Millin exercises voting and dispositive power with respect to these securities.

(12)

Includes 50,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Archibald Cox, Jr. exercises voting and dispositive power with respect to these securities.

(13)

Includes 1,375,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Scott H. Schroeder exercises voting and dispositive power with respect to these securities.

(14)

Includes 90,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Ronald Beck, as General Partner, exercises voting and dispositive power with respect to these securities.

(15)

Includes 660,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Deborah Solomon, as Managing Member, exercises voting and dispositive power with respect to these securities.

(16)

Includes 180,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Bonnie B. Kazam exercises voting and dispositive power with respect to these securities.

(17)

Includes 200,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Brian S. Wornow exercises voting and dispositive power with respect to these securities.

(18)

Includes 50,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Tis Prager exercises voting and dispositive power with respect to these securities.

(19)

Includes 580,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Paul Kessler, as Director, exercises voting and dispositive power with respect to these securities.

(20)

Includes 50,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Bruce H. Lipnick exercises voting and dispositive power with respect to these securities.

(21)

Includes 50,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Carmine Sanzo exercises voting and dispositive power with respect to these securities.

(22)

Includes 50,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Joshua S. Kanter exercises voting and dispositive power with respect to these securities.

(23)

Includes 50,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Clark Schubach exercises voting and dispositive power with respect to these securities.

(24)

Includes 450,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Hans F. Heye exercises voting and dispositive power with respect to these securities.

(25)

Includes 450,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Hans F. Heye exercises voting and dispositive power with respect to these securities.

(26)

Includes 660,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Alexander Ribanoff, as Director, exercises voting and dispositive power with respect to these securities.

(27)

Includes 100,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that David Bershad exercises voting and dispositive power with respect to these securities.

(28)

Includes 400,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that David Jaroslawicz exercises voting and dispositive power with respect to these securities.

(29)

Includes 66,264 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that David M. Tanen exercises voting and dispositive power with respect to these securities.

(30)

Includes 50,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that David Moss exercises voting and dispositive power with respect to these securities.

(31)

Includes 25,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that David W. Ruttenberg exercises voting and dispositive power with respect to these securities.

(32)

Includes 30,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Dean Glaser exercises voting and dispositive power with respect to these securities.

(33)

Includes 500,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Mark Berg exercises voting and dispositive power with respect to these securities.

(34)

Includes 50,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Daniel Kessel exercises voting and dispositive power with respect to these securities.

(35)

Includes 70,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Dylan Colby exercises voting and dispositive power with respect to these securities.

(36)

Includes 50,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Ed Debler exercises voting and dispositive power with respect to these securities.

(37)

Includes 50,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Edward L. Steinberg exercises voting and dispositive power with respect to these securities.

(38)

Includes 575,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Eli Jacobson exercises voting and dispositive power with respect to these securities.

(39)

Includes 40,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Elke R. de Ramirez exercises voting and dispositive power with respect to these securities.

(40)

Includes 170,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Ellen Kier exercises voting and dispositive power with respect to these securities.

(41)

Includes 500,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Ben Le Sueur exercises voting and dispositive power with respect to these securities.

(42)

Includes 60,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Steven Farber, as General Partner, exercises voting and dispositive power with respect to these securities.

(43)

Includes 50,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Yacov Reizman exercises voting and dispositive power with respect to these securities.

(44)

Includes 60,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Anthony G. Polak exercises voting and dispositive power with respect to these securities.

(45)

Includes 60,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Ronald M. Lazar exercises voting and dispositive power with respect to these securities.

(46)

Includes 50,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Fred Mermelstein exercises voting and dispositive power with respect to these securities.

(47)

Includes 200,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Josh Scheinfeld exercises voting and dispositive power with respect to these securities.

(48)

Includes 936,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that George Lau, as Managing Director, exercises voting and dispositive power with respect to these securities.

(49)

Includes 264,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that George Lau, as Managing Director, exercises voting and dispositive power with respect to these securities.

(50)

Includes 708,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that George Lau, as Managing Director, exercises voting and dispositive power with respect to these securities.

(51)

Includes 92,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that George Lau, as Managing Director, exercises voting and dispositive power with respect to these securities.

(52)

Includes 100,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Gary Strauss exercises voting and dispositive power with respect to these securities.

(53)

Includes 200,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Donald Heche exercises voting and dispositive power with respect to these securities.

(54)

Includes 1,500,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Hans F. Heye exercises voting and dispositive power with respect to these securities.

(55)

Includes 50,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Harris R.L. Lydon, Jr. exercises voting and dispositive power with respect to these securities.

(56)

Includes 200,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Hillel Weinberger exercises voting and dispositive power with respect to these securities.

(57)

Includes 200,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Howard Gittis exercises voting and dispositive power with respect to these securities.

(58)

Includes 50,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Javier Dominguez exercises voting and dispositive power with respect to these securities.

(59)

Includes 100,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Amit Ben-Haim exercises voting and dispositive power with respect to these securities.

(60)

Includes 180,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Isaac R. Dweck exercises voting and dispositive power with respect to these securities.

(61)

Includes 100,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Joseph Martello exercises voting and dispositive power with respect to these securities.

(62)

Includes 200,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that J. Jay Lobell exercises voting and dispositive power with respect to these securities.

(63)

Includes 575,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Jacob Gottlieb exercises voting and dispositive power with respect to these securities.

(64)

Includes 25,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that James Knox and Margaret Knox exercise shared voting and dispositive power with respect to these securities.

(65)

Includes 191,738 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Jason Stein exercises voting and dispositive power with respect to these securities.

(66)

Includes 900,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Jay Moorin exercises voting and dispositive power with respect to these securities.

(67)

Includes 150,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Jedd Wider exercises voting and dispositive power with respect to these securities.

(68)

Includes 20,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that John Arnone exercises voting and dispositive power with respect to these securities.

(69)

Includes 20,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that John Cipriano exercises voting and dispositive power with respect to these securities.

(70)

Includes 25,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that John Liatos exercises voting and dispositive power with respect to these securities.

(71)

Includes 25,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Joseph Sorbara exercises voting and dispositive power with respect to these securities.

(72)

Includes 50,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Kayvan Hakim exercises voting and dispositive power with respect to these securities.

(73)

Includes 10,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Ken B. Crosby exercises voting and dispositive power with respect to these securities.

(74)

Includes 250,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Tis Prager exercises voting and dispositive power with respect to these securities.

(75)

Includes 25,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Lawrence Kessel and Shirley Kessel exercise shared voting and dispositive power with respect to these securities.

(76)

Includes 50,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Lewis C. Pell exercises voting and dispositive power with respect to these securities.

(77)

Includes 100,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Linsday A. Rosenwald exercises voting and dispositive power with respect to these securities.

(78)

Includes 25,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Louis Sanzo, Jr. exercises voting and dispositive power with respect to these securities.

(79)

Includes 35,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Marc Florin exercises voting and dispositive power with respect to these securities.

(80)

Includes 25,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Mark Mazzer exercises voting and dispositive power with respect to these securities.

(81)

Includes 45,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Mark Rachesky exercises voting and dispositive power with respect to these securities.

(82)

Includes 25,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Michael Mullen exercises voting and dispositive power with respect to these securities.

(83)

Includes 40,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Michael Weiser exercises voting and dispositive power with respect to these securities.

(84)

Includes 50,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Alberto Sutton, as Member, exercises voting and dispositive power with respect to these securities.

(85)

Includes 25,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Morris Dweck exercises voting and dispositive power with respect to these securities.

(86)

Includes 25,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Mylo Dweck Beyda exercises voting and dispositive power with respect to these securities.

(87)

Includes 12,500 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Myron M. Teitelbaum exercises voting and dispositive power with respect to these securities.

(88)

Includes 25,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Nathan Dweck exercises voting and dispositive power with respect to these securities.

(89)

Includes 25,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Neil Herskowitz exercises voting and dispositive power with respect to these securities.

(90)

Includes 100,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Nicholas Ponzio exercises voting and dispositive power with respect to these securities.

(91)

Includes 250,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Nicole Berg exercises voting and dispositive power with respect to these securities.

(92)

Includes 500,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Gregg Ritchie, as Chief Financial Officer, exercises voting and dispositive power with respect to these securities.

(93)

Includes 1,400,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Andrew C. Sankin, as Chief Financial Officer of Perceptive Advisors LLC, Investment Manager to this purchaser, exercises voting and dispositive power with respect to these securities.

(94)

Includes 90,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Peter Kash exercises voting and dispositive power with respect to these securities.

(95)

Includes 25,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Phil Lifschitz exercises voting and dispositive power with respect to these securities.

(96)

Includes 25,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Yair Green exercises voting and dispositive power with respect to these securities.

(97)

Includes 25,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Patrick T. Schwinghammer, as Controller, exercises voting and dispositive power with respect to these securities.

(98)

Includes 700,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Wayne Rothbaum, as Principal, exercises voting and dispositive power with respect to these securities.

(99)

Includes 25,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Ralph Dweck exercises voting and dispositive power with respect to these securities.

(100)

Includes 50,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Michael Schwartz, as Member Manager, exercises voting and dispositive power with respect to these securities.

(101)

Includes 25,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Renato Negrin exercises voting and dispositive power with respect to these securities.

(102)

Includes 25,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Reuben Taub exercises voting and dispositive power with respect to these securities.

(103)

Includes 25,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Neil Herskowitz, as President, exercises voting and dispositive power with respect to these securities.

(104)

Includes 100,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Ronald Lazar exercises voting and dispositive power with respect to these securities.

(105)

Includes 25,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Robert Falk exercises voting and dispositive power with respect to these securities.

(106)

Includes 25,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Roger Coleman exercises voting and dispositive power with respect to these securities.

(107)

Includes 425,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that J. Jay Lobell exercises voting and dispositive power with respect to these securities.

(108)

Includes 300,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that J. Jay Lobell exercises voting and dispositive power with respect to these securities.

(109)

Includes 12,500 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Ross D. Ain exercises voting and dispositive power with respect to these securities.

(110)

Includes 700,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Peter A. Nusstamm exercises voting and dispositive power with respect to these securities.

(111)

Includes 45,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Sam Belzberg exercises voting and dispositive power with respect to these securities.

(112)

Includes 25,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Scott Koppelman and Amy Koppelman exercise shared voting and dispositive power with respect to these securities.

(113)

Includes 150,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Scott Katzman exercises voting and dispositive power with respect to these securities.

(114)

Includes 22,060 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Shai Stern and Michelle Stern exercise shared voting and dispositive power with respect to these securities.

(115)

Includes 100,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Edmund H. Shea, Jr., as Manager, exercises voting and dispositive power with respect to these securities.

(116)

Includes 12,500 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Ronald I. Simon exercises voting and dispositive power with respect to these securities.

(117)

Includes 300,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Adam J. Chill exercises voting and dispositive power with respect to these securities.

(118)

Includes 250,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Darren Ross exercises voting and dispositive power with respect to these securities.

(119)

Includes 100,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Gregory I. Porces exercises voting and dispositive power with respect to these securities.

(120)

Includes 25,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Aaron Speisman exercises voting and dispositive power with respect to these securities.

(121)

Includes 50,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Andrew J. Turchin, as Chief Financial Officer, exercises voting and dispositive power with respect to these securities. The Registrant has further been advised that an affiliate of SRG recently purchased an interest in an NASD firm that is not operational. The Registrant has also been advised that these securities were purchased in the ordinary course of business and that no agreements or understandings, directly or indirectly, existed with any person to distribute these securities at the time such securities were purchased.

(122)

Includes 50,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Stephen Vermut exercises voting and dispositive power with respect to these securities.

(123)

Includes 10,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Stephen Rocamboli exercises voting and dispositive power with respect to these securities.

(124)

Includes 100,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Richard S. Stern exercises voting and dispositive power with respect to these securities.

(125)

Includes 25,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Steve Lisi exercises voting and dispositive power with respect to these securities.

(126)

Includes 12,500 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Steven Markowitz exercises voting and dispositive power with respect to these securities.

(127)

Includes 250,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Steven Oliveira exercises voting and dispositive power with respect to these securities.

(128)

Includes 200,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Timothy McInerney exercises voting and dispositive power with respect to these securities.

(129)

Includes 25,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Tis Prager exercises voting and dispositive power with respect to these securities.

(130)

Includes 65,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Trevor Colby exercises voting and dispositive power with respect to these securities.

(131)

Includes 700,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Herriot Tabuteau, as Managing Member, exercises voting and dispositive power with respect to these securities.

(132)

Includes 95,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Mark Tompkins exercises voting and dispositive power with respect to these securities.

(133)

Includes 50,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Wayne Saker exercises voting and dispositive power with respect to these securities.

(134)

Includes 12,500 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that William B. Buchanan, Jr. exercises voting and dispositive power with respect to these securities.

(135)

The Registrant has been advised that Eric Fox exercises voting and dispositive power with respect to these securities. (136) The Registrant has been advised that Stephen Fox exercises voting and dispositive power with respect to these securities. (137) Includes 50,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Michael B. Higley exercises voting and dispositive power with respect to these securities.

(138)	Includes 206,967 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant.

(139)

Includes 166,992 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Mitchell D. Kaye exercises voting and dispositive power with respect to these securities.

(140)

Includes 101,527 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Mitchell D. Kaye exercises voting and dispositive power with respect to these securities.

(141)

Includes 32,985 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Joshua Kazam exercises voting and dispositive power with respect to these securities.

(142)

Includes 16,834 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Michael Rosenman exercises voting and dispositive power with respect to these securities.

(143)

Includes 12,418 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Basil Christakos exercises voting and dispositive power with respect to these securities.

(144)

Includes 11,235 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that John Knox exercises voting and dispositive power with respect to these securities.

(145)

Includes 10,989 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that William Corcoran exercises voting and dispositive power with respect to these securities.

(146)

Includes 9,412 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that John Papadimitropoulos exercises voting and dispositive power with respect to these securities.

(147)

Includes 9,110 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Bernard Gross exercises voting and dispositive power with respect to these securities.

(148)

Includes 8,978 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Karl Ruggerberg exercises voting and dispositive power with respect to these securities.

(149)

Includes 3,000 shares of common stock issuable within 60 days of June 29, 2004 upon the exercise of warrants purchased in the March 2004 private placement or other warrants of the Registrant. The Registrant has been advised that Benjamin Bernstein exercises voting and dispositive power with respect to these securities.

PLAN OF DISTRIBUTION

      The shares of our common stock covered by this prospectus are being offered on behalf of the selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest disposing of shares of Common Stock or interests therein received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. We will not receive any proceeds from the sale of shares of our common stock covered by this prospectus or interests therein. We may receive the exercise price upon exercise of the warrants issued to the investors in the private placement, which is initially $0.75 per share, or approximately $12,372,795 in the aggregate, $0.55 per share, or approximately $412,500 in the aggregate, for the warrants issued to the placement agent for the private placement and a weighted average of $0.51 per share, or approximately $270,000 in the aggregate, for the other warrants covered by this prospectus. Warrants exercisable for 1,275,486 shares of common stock have a cashless exercise provision that allows the holder to receive shares of common stock equal to the value of the warrant without paying the exercise price in cash. The shares of our common stock or interests therein may be sold from time to time by the selling stockholders directly to one or more purchasers (including pledges) or through brokers, dealers or underwriters who may act solely as agents or who may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The shares of our common stock may be sold by one or more of, or a combination of, the following methods, in addition to any other method permitted under this prospectus, to the extent permitted by applicable law:

  a block trade in which the selling stockholder’s broker or dealer will attempt to sell the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction;
  a broker or dealer may purchase the common stock as a principal and then resell the common stock for its own account pursuant to this prospectus;
  an exchange distribution in accordance with the rules of the applicable exchange;
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;
  privately negotiated transactions;
  by pledge to secure debts or other obligations;
  put or call transactions;
  to cover hedging transactions; or
  underwritten offerings.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, the supplement will disclose:

  the name of the selling stockholder and of the participating broker-dealer(s);
  the number of shares involved;
  the price at which the shares were sold;
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
  other facts material to the transaction.

     In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

     The selling stockholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell shares short and redeliver the shares to close out such short positions. The selling stockholder may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholder also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or concessions under the Securities Act.

     The selling stockholders and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the issued and outstanding shares of common stock or the shares of stock issuable upon exercise of warrants may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any commissions received by these broker-dealers, agents or underwriters and any profits realized by the selling stockholders on the resales of the securities may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling stockholders are deemed to be underwriters, the selling stockholders may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. In addition, because the selling stockholder may be deemed an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

     Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to the sale of the shares. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

     The validity of the common stock offered pursuant to this prospectus will be passed upon for us by O’Melveny & Myers LLP, Menlo Park, California.

EXPERTS

     The consolidated financial statements incorporated by reference to the Annual Report on Form 10-K/A (consisting of Amendment No. 2 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, filed on May 7, 2004, which amends and restates in its entirety our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, originally filed on March 30, 2004, including Amendment No. 1 to our Annual Report on Form 10-K/A originally filed on April 29, 2004) for the year ended December 31, 2003 have been so incorporated in reliance upon the report of Burr, Pilger & Mayer LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

     The discussion in this prospectus contains certain “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and variations of such words and other similar expressions are intended to identify forward-looking statements. The cautionary statements made in this document should be read as applicable to all related forward-looking statements wherever they appear in this document. Our actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed in “Risk Factors,” beginning on page 5 of this prospectus, as well as those discussed elsewhere in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence or identification of unanticipated events or previously unidentified events. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors described more fully (i) under the heading “Risk Factors” on page 5 of this prospectus and (ii) elsewhere in this prospectus.

     All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements set forth above. Investors are cautioned not to place undue reliance on forward-looking statements contained herein, which relate only to events as of the date on which the statements are made. Except for filings that are made prior to the termination of this offering and are incorporated by reference, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

WHERE YOU CAN FIND MORE INFORMATION

     Because we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-732-0330 for further information on the public reference room.

INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Our periodic reports are filed with the SEC under SEC File Number 000-22332. We hereby incorporate by reference the following:

     (1)     the description of our common stock contained in our registration statement on Form 8-A filed on August 27, 1993 (and any amendments thereto);

     (2)     our Amendment No. 2 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, filed on May 7, 2004, which amends and restates in its entirety our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, originally filed on March 30, 2004, including Amendment No. 1 to Annual Report on Form 10-K/A originally filed on April 29, 2004;

     (3)     our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, filed on May 17, 2004;

     (4)     our Current Reports on Form 8-K, filed on January 14, 2004, February 24, 2004, March 29, 2004 and June 16, 2004; and

     (5)     any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed.

     To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

     Attn: Sandra Heine
     Senior Director, Finance and Administration
     InSite Vision Incorporated
     965 Atlantic Avenue
     Alameda, California 94501
     (510) 865-8800

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses payable by the registrant in connection with the sale of common stock being registered. The selling stockholders will not pay any portion of these expenses. All amounts are estimates except the Securities and Exchange Commission registration fee.

SEC Registration Fee	$ 3,829.92
Placement Agent Fees and Expenses	$1,041,000
Legal Fees and Expenses	$149,000
AMEX Listing Fees, Accounting Fees and Expenses	$49,000
Miscellaneous Expenses	$6,000

Total	$1,248,829.92

Item 15.     Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

     Our amended Certificate of Incorporation provides that the our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. We have entered into indemnification agreements with all of our officers and directors, as permitted by the DGCL.

     The above discussion of our corporate documents is not intended to be exhaustive and is respectively qualified in its entirety by our corporate documents.

Item 16.     Exhibits and Financial Statement Schedules.

The exhibits listed in the Exhibit Index are filed herewith or incorporated by reference herein:

     (a)     Exhibits

NUMBER		DESCRIPTION

4.1		Restated Certificate of Incorporation. (1)

4.2		Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock as filed with the Delaware Secretary of State on September 11, 1997. (2)

4.3		Certificate of Correction of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock as filed with the Delaware Secretary of State on September 26, 1997. (2)

4.4		Certificate of Designations, Preferences and Rights of Series A-1 Preferred Stock as filed with the Delaware Secretary of State on July 3, 2002. (3)

4.5	*	Certificate of Amendment of the Restated Certificate of Incorporation as filed with the Delaware Secretary of State on June 1, 2004.

4.6		Form of Subscription Agreement, dated as of March 26, 2004, by and between InSite Vision Incorporated and the Subscribers named on the signature pages thereto. (4)

4.7		Form of Class A Warrants. (4)

4.8		Form of Class B Warrants. (4)

4.9		Form of Placement Warrant. (4)

4.10		Placement Agent Agreement, dated as of February 12, 2004, by and between InSite Vision Incorporated and Paramount Capital, Inc. (4)

4.11	*	Common Stock Purchase Warrant originally issued by InSite Vision Incorporated to Xmark Fund, L.P. on December 31, 2003.

4.12	**	Common Stock Purchase Warrant originally issued by InSite Vision Incorporated to Xmark Fund, Ltd. on December 31, 2003. *

4.13	*	Form of Common Stock Purchase Agreement, dated October 20, 2003 , for an aggregate 210,000 shares of InSite Vision Incorporated Common Stock. (5)

4.14	**	Form of Common Stock Purchase Agreement, dated December 16, 2003 , for an aggregate 210,000 shares of InSite Vision Incorporated Common Stock.

4.15	**	Common Stock Purchase Warrant originally issued by InSite Vision Incorporated to MHU Ventures, Inc. on August 8, 2003 .

4.16	**	Common Stock Purchase Warrant originally issued by InSite Vision Incorporated to J.P. Turner & Company LLC on September 22, 2003 .

4.17	**	Common Stock Purchase Warrant originally issued by InSite Vision Incorporated to J.P. Turner & Company LLC on November 12, 2003 .

5.1	*	Opinion of O’Melveny & Myers LLP.

23.1	*	Consent of Burr, Pilger & Mayer LLP

23.2	**	Consent of Ernst & Young LLP

24.1		Power of Attorney. Reference is made to page II-4.

(1)	Incorporated by reference to an exhibit in the Company’s Annual Report on Form 10-K for the year ended December 31, 1993.

(2)	Incorporated by reference to exhibits in the Company’s Registration Statement on Form S-3 (Registration No. 333-36673) as filed with the Securities and Exchange Commission on September 29, 1997.

(3)	Incorporated by reference to an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

(4)	Incorporated by reference to an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 29, 2004.

(5)	Incorporated by reference to an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

*	Filed herewith.

**	To be filed by amendment

Item 17.     Undertakings.

     The undersigned registrant hereby undertakes:

     (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

     (2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)      To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (4)      That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alameda, State of California, on this 29 day of June, 2004.

INSITE VISION INCORPORATED

By: /S/ Kumar Chandrasekaran, Ph.D.

S. Kumar Chandrasekaran, Ph.D.
Chairman of the Board, President,
Chief Executive Officer and Chief Financial Officer
(on behalf of the registrant and as Principal
Executive, Financial and Accounting Officer)

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints S. Kumar Chandrasekaran, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this prospectus, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title

/s/ S. Kumar Chandrasekaran, Ph.D.	Chairman of the Board, President, Chief	June 29, 2004
Executive Officer and Chief Financial Officer
S. Kumar Chandrasekaran, Ph.D.	(on behalf of the registrant and as Principal
Executive, Financial and Accounting Officer

/s/ Mitchell H. Friedlaender, M.D.	Director	June 29, 2004

Mitchell H. Friedlaender, M.D.

/s/ John L. Mattana	Director	June 29, 2004

John L. Mattana

/s/ Jon S. Saxe, Esq.	Director	June 29, 2004

Jon S. Saxe, Esq.

/s/ Anders P. Wiklund	Director	June 29, 2004

Anders P. Wiklund

INDEX TO EXHIBITS

NUMBER		DESCRIPTION

4.1		Restated Certificate of Incorporation. (1)

4.2		Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock as filed with the Delaware Secretary of State on September 11, 1997. (2)

4.3		Certificate of Correction of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock as filed with the Delaware Secretary of State on September 26, 1997. (2)

4.4		Certificate of Designations, Preferences and Rights of Series A-1 Preferred Stock as filed with the Delaware Secretary of State on July 3, 2002. (3)

4.5	**	Certificate of Amendment of the Restated Certificate of Incorporation as filed with the Delaware Secretary of State on June 1, 2004.

4.6		Form of Subscription Agreement, dated as of March 26, 2004, by and between InSite Vision Incorporated and the Subscribers named on the signature pages thereto. (4)

4.7		Form of Class A Warrants. (4)

4.8		Form of Class B Warrants. (4)

4.9		Form of Placement Warrant. (4)

4.10		Placement Agent Agreement, dated as of February 12, 2004, by and between InSite Vision Incorporated and Paramount Capital, Inc. (4)

4.11	**	Common Stock Purchase Warrant originally issued by InSite Vision Incorporated to Xmark Fund, L.P. on December 31, 2003.

4.12	**	Common Stock Purchase Warrant originally issued by InSite Vision Incorporated to Xmark Fund, Ltd. on December 31, 2003.

4.13		Form of Common Stock Purchase Agreement, dated October 20, 2003 , for an aggregate 210,000 shares of InSite Vision Incorporated Common Stock. (5)

4.14	**	Form of Common Stock Purchase Agreement, dated December 16, 2003 , for an aggregate 210,000 shares of InSite Vision Incorporated Common Stock.

4.15	**	Common Stock Purchase Warrant originally issued by InSite Vision Incorporated to MHU Ventures, Inc. on August 8, 2003 .

4.16	**	Common Stock Purchase Warrant originally issued by InSite Vision Incorporated to J.P. Turner & Company LLC on September 22, 2003 .

4.17	**	Common Stock Purchase Warrant originally issued by InSite Vision Incorporated to J.P. Turner & Company LLC on November 12, 2003 .

5.1	*	Opinion of O’Melveny & Myers LLP.

23.1	*	Consent of Burr, Pilger & Mayer LLP

23.2	**	Consent of Ernst & Young LLP

24.1		Power of Attorney. Reference is made to page II-4.

(1)	Incorporated by reference to an exhibit in the Company’s Annual Report on Form 10-K for the year ended December 31, 1993.

(2)	Incorporated by reference to exhibits in the Company’s Registration Statement on Form S-3 (Registration No. 333-36673) as filed with the Securities and Exchange Commission on September 29, 1997.

(3)	Incorporated by reference to an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

(4)	Incorporated by reference to an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 29, 2004.

(5)	Incorporated by reference to an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

*	Filed herewith.

**	To be filed by amendment.